Exhibit 99.1

eGAIN ANNOUNCES AGREEMENT WITH HOLDERS OF SERIES A PREFERRED STOCK

Mountain View, Calif. (September 29, 2004) – eGain Communications Corporation (OTC: EGAN.OB), a leading provider of customer service and contact center software, today announced that it and certain holders of its 6.75% Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) have entered into a restructuring agreement and a voting agreement and proxy whereby such Series A Preferred holders have agreed to vote in favor of an amendment to the Company’s certificate of incorporation providing for the conversion of all outstanding shares of Series A Preferred into approximately 11.6 million shares of common stock. The holders of the converted shares would have rights to register the shares of common stock received in such conversion for resale. The proposed conversion is subject to the approval of a majority of eGain’s outstanding common stockholders and the details are outlined in a Form 8-K filed with the Securities and Exchange Commission on September 29, 2004.

“We are pleased to have reached this agreement with the Series A holders,” said Ashu Roy, Chairman and Chief Executive Officer of eGain. “We look forward to completing the early conversion of our preferred stock into common stock, which we believe will eliminate the uncertainty in our capital structure and help build confidence among our investors and customers.”

The Company anticipates submitting the conversion to the holders of common stock at its 2004 Annual Meeting of Stockholders anticipated to be in November. The conversion would be effected promptly following stockholder approval.

About eGain Communications Corporation

eGain is a provider of customer service and contact center software and services, trusted by world-class companies to achieve and sustain customer service excellence for over a decade. eGain

Service 6™, the company’s software suite, available licensed or hosted, includes integrated applications for customer email management, live web collaboration, service fulfillment, knowledge management, and web self-service. These robust applications are built on the eGain Service Management Platform ™ (eGain SMP™), designed to be a scalable next-generation framework that includes end-to-end service process management, multi-channel, multi-site contact center management, a flexible integration approach, and certified out-of-the-box integrations with leading call center, content and business systems.

Headquartered in Mountain View, California, eGain has a sales presence in 19 countries and serves over 800 enterprise customers worldwide. To find out more about eGain, visit http://www.eGain.com or call the company’s offices—United States: (888) 603-4246 ext. 9; London: +44 (0) 1753-464646; Tokyo: 81-3-5778-7590.

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Cautionary Note Regarding Forward-looking Statements

All statements in this release that involve eGain’s plans, forecasts, beliefs, projections, expectations, strategies and intentions are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the challenging economic environment; the uncertainty of demand for eGain products; the anticipated customer benefits from eGain products; increased competition and technological changes in the markets in which eGain competes; eGain’s ability to manage its expenditures; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K filed on September 28, 2004, and the company’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact:	Investor Contact:
Karen Thrash 650-230-7451 PR@eGain.com	IRegain@eGain.com

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